Exhibit 99.1

PAIN THERAPEUTICS ANNOUNCES
THIRD QUARTER 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – October 25, 2006 – Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three and nine months ended September 30, 2006.  Net income for the quarter ended September 30, 2006 was $9.7 million, or $0.22 per share, compared to a net loss of $8.8 million, or $0.20 per share, in the third quarter of 2005.  Net income for the nine months ended September 30, 2006 was $11.9 million, or $0.27 per share, compared to a net loss of $27.5 million, or $0.63 per share, for the same period in 2005.

Cash, cash equivalents and marketable securities were $213.9 million at September 30, 2006.  Previously, the Company believed its cash requirements for calendar year 2006 would be approximately $15 million.  The Company now believes its cash requirements for calendar year 2006 will be under $3 million.

“Our clinical and corporate momentum grew this quarter,” said Remi Barbier, Pain Therapeutics’ president and chief executive officer.  “We are also pleased to announce significantly lower cash requirements for 2006.  This is due to on-going fiscal discipline, a milestone payment from our corporate partner, reimbursement of certain clinical development expenses and favorable interest rates.”

Pain Therapeutics plans to announce the initiation of a Phase III study with Oxytrex™ by year-end 2006. The Company also believes it remains on-track to announce results of a Phase III trial with Remoxy™ in the first half of 2007, followed by an NDA filing for this drug candidate three quarters after data release.  Finally, the Company is committed to announcing in Q4 2006 a new clinical development opportunity, developed by top academic labs, in a therapeutic area outside of pain management.

Clinical Progress and Financial Highlights

•	In July, Pain Therapeutics was invited to testify in Washington, D.C. before a congressional panel convened to examine ways to effectively address the nation’s problem of prescription drug abuse.

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In August, we announced the initiation of a Phase I clinical trial to evaluate the effects of PTI-202 in humans.  PTI-202 is a new drug candidate in our collaboration with King Pharmaceuticals, Inc. (“King”) to develop abuse-resistant opioids painkillers.

•	In August, we received a $5 million milestone payment from King.

•	Collaboration revenue of $7.0 million reflects actual and expected reimbursement from King of our collaboration expenses incurred during the third quarter of 2006.

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King gave us an upfront payment of $150 million in December 2005.  For accounting purposes, we plan to recognize a portion of this payment as program fee revenue each quarter through mid-2011. We recognized program fee revenue of $6.6 million this quarter.

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On January 1, 2006 we adopted Statement No. 123(R), Share-Based Payment, or FAS 123R, as required by the Financial Accounting Standards Board. In adopting FAS 123R, we began to recognize employee non-cash stock-based compensation related expenses in our financial statements.

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Research and development expenses for the third quarter of 2006 increased to $10.5 million from $8.1 million for the third quarter of 2005.  Research and development expenses for the nine months ended September 30, 2006 increased to $33.5 million from $25.8 million for the same period in 2005.  These increases were primarily due to the Phase III clinical trial for Remoxy and Phase I clinical trial for PTI-202, increases in development activities with Remoxy, PTI-202 and other abuse-resistant product candidates as well as increases in non-cash stock-related compensation costs associated with the adoption of FAS 123R.

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General and administrative expenses increased to $1.7 million from $1.1 million in the three months ended September 30, 2006 and 2005, respectively, and to $5.7 million from $3.3 million in the nine months ended September 30, 2006 and 2005, respectively. The increases were primarily due to increases in non-cash stock-related compensation costs associated with the adoption of FAS 123R.

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We have a credit for income taxes of $0.7 million for the three months ended September 30, 2006.  As we reduced our estimated cash requirements for 2006, we updated our estimate of our alternative minimum tax for the nine months ended September 30, 2006 to $3.6 million.  We expect the provision for income taxes for 2006 to be $3.7 million.

About Pain Therapeutics, Inc.

Pain Therapeutics is a biopharmaceutical company that develops novel drugs. We have three investigational drug candidates in clinical programs. Remoxy and PTI-202 are proprietary, abuse-resistant forms of opioid drugs. Oxytrex is a novel, next-generation painkiller that potentially offers less physical dependence than currently marketed opioid painkillers.  These three drugs target different segments of the multi-billion dollar market to treat severe chronic pain, such as persistent low-back pain or pain due to advanced stages of osteoarthritis.  The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates.  For more information, please consult our website: www.paintrials.com.

Our Strategic Alliance with King Pharmaceuticals, Inc.

We have a strategic alliance with King to develop Remoxy, PTI-202 and two other abuse-resistant opioid painkillers. In December 2005, King paid us $150 million in cash as an up-front payment. King is also obligated to pay us up to $150 million in cash based upon the successful achievement of additional clinical or regulatory milestones for Remoxy, PTI-202 and two other abuse-resistant opioid painkillers.  King funds all development expenses pursuant to the strategic alliance and is obligated to pay us a 20% royalty on net sales of drugs, except as to the first $1 billion in cumulative net sales, for which the royalty is set at 15%.  In exchange, King received worldwide commercial rights to Remoxy, PTI-202 and two other abuse-resistant drugs developed under the strategic alliance.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company’s clinical development of its drug candidates or related regulatory filings, the potential benefits of the Company’s drug candidates, the Company’s plan to announce a new clinical development opportunity in Q4 2006, the Company’s expected cash requirements and fluctuations in income tax expenses in 2006, and the size of the potential market for the Company’s products. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development and testing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company’s intellectual property or trade secrets and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission.

-Financial Tables Follow-

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenue:
Program fee revenue	$6,550	$—	$19,651	$—
Collaboration revenue	6,960	—	22,931	—
Milestone revenue	5,000		5,000

Total revenue	18,510	—	47,582	—
Operating expenses (1):
Research and development	10,471	8,144	33,513	25,783
General and administrative	1,686	1,105	5,706	3,282

Total operating expenses	12,157	9,249	39,219	29,065

Operating income (loss)	6,353	(9,249)	8,363	(29,065)
Interest and other income	2,559	482	7,115	1,528

Income (loss) before provision (credit) for income tax	8,912	(8,767)	15,478	(27,537)
Provision (credit) for income tax	(744)	—	3,579	—

Net income (loss)	$9,656	$(8,767)	$11,899	$(27,537)

Earnings per share
Basic	$0.22	$(0.20)	$0.27	$(0.63)

Diluted	$0.21	$(0.20)	$0.26	$(0.63)

Weighted-average shares used to compute earnings per share
Basic	44,184	43,853	44,106	43,754

Diluted	45,221	43,853	45,323	43,754

(1)   Included in research and development and general and administrative expenses are non-cash stock-based compensation expenses of $1,013 thousand and $657 thousand, respectively, totaling $1,670 thousand for the three months ended September 30, 2006 and $2,763 thousand in research and development and $2,027 thousand in general and administrative, totaling $4,790 thousand for the nine months ended September 30, 2006. The non-cash stock-based compensation expense was $68 thousand and $159 thousand for the three and nine months ended September 30, 2005.

PAIN THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2006	December 31, 2005(2)

	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$213,918	$212,652
Collaboration revenue receivable	2,596	889
Prepaid expenses	345	623

Total current assets	216,859	214,164
Property and equipment, net	1,352	1,556
Other assets	75	75

Total assets	$218,286	$215,795

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$438	$998
Accrued development expense	5,774	4,461
Deferred program fee revenue - current portion	26,200	26,200
Accrued compensation and benefits	409	501
Income tax payable	3,579	—
Other accrued liabilities	112	187

Total current liabilities	36,512	32,347
Non-current liabilities:
Deferred program fee revenue - non-current portion	100,438	120,088

Total liabilities	136,950	152,435

Stockholders’ equity:
Common stock	44	44
Additional paid-in-capital	212,378	206,489
Accumulated other comprehensive loss	(291)	(479)
Accumulated deficit	(130,795)	(142,694)

Total stockholders’ equity	81,336	63,360

Total liabilities and stockholders’ equity	$218,286	$215,795

(2) Derived from audited financial statements.

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